Exhibit 99.1
eHealth, Inc. Announces Fourth Quarter and Fiscal 2017 Results

Fourth quarter 2017 Overview

•	Revenue for the fourth quarter of 2017 was $38.8 million, a decrease of 11% compared to $43.8 million for the fourth quarter of 2016.

•	Net loss for the fourth quarter of 2017 was $21.0 million compared to net loss of $16.7 million for the fourth quarter of 2016.

•	Adjusted EBITDA for the fourth quarter of 2017 was $(19.1) million compared to $(13.9) million for the fourth quarter of 2016.

•	Net cash used in operations for the fourth quarter of 2017 was $10.1 million compared to $4.7 million net cash used in operations for the fourth quarter of 2016.

MOUNTAIN VIEW, Calif. — March 1, 2018 — eHealth, Inc. (NASDAQ: EHTH), a leading private online health insurance exchange, announced today its financial results for the fourth quarter and fiscal year ended December 31, 2017.

Scott Flanders, chief executive officer of eHealth stated, “My priority in 2017 was to return the company to financial and operating discipline with a special emphasis on enhancing the efficiency and cost-effectiveness of our Medicare sales and marketing activities. We made significant progress in this area, and I believe we are now well-positioned to expand our presence in the important Medicare market on a more attractive cost basis. In the small business market, we made solid progress last year. We more than doubled the number of approved groups compared to 2016 and developed the infrastructure to scale our online presence and profitably grow this business in the future. The individual health insurance market remained challenged during the open enrollment period with high premiums and a low number of insurers offering individual and family health insurance products, which resulted in declining new enrollments for us. Moving forward we plan to continue to pursue the strategy of offering non-Affordable Care Act compliant plans, including short-term and packaged products, while we await much needed legislation to stabilize this market."

GAAP — Fourth Quarter of 2017 Results

Revenue — Revenue for the fourth quarter of 2017 totaled $38.8 million, an 11% decrease compared to $43.8 million for the fourth quarter of 2016. Commission revenue for the fourth quarter of 2017 totaled $31.8 million, a 14% decrease compared to $36.9 million for the fourth quarter of 2016. Other revenue for the fourth quarter of 2017 was $7.1 million, a 3% increase compared to $6.9 million for the fourth quarter of 2016.

Revenue from our Medicare segment was $22.9 million for the fourth quarter of 2017, a 16% increase compared to $19.7 million for the fourth quarter of 2016. Revenue from our Individual, Family and Small Business segment was $15.9 million for the fourth quarter of 2017, a 34% decrease compared to $24.0 million for the fourth quarter of 2016. Revenue from our Medicare segment accounted for the majority of our revenue in the fourth quarter of 2017, compared to the fourth quarter of 2016 when revenue from our Individual, Family and Small Business segment accounted for the majority of our revenue.

Loss from Operations — Loss from operations for the fourth quarter of 2017 was $23.4 million compared to loss from operations of $16.8 million for the fourth quarter of 2016. Operating margin was (60)% for the fourth quarter of 2017 compared to (38)% for the fourth quarter of 2016.

Pre-tax Loss — Pre-tax loss for the fourth quarter of 2017 was $23.3 million compared to pre-tax loss of $16.7 million for the fourth quarter of 2016.

Provision (Benefit) for Income Taxes — Benefit for income taxes for the fourth quarter of 2017 was $2.3 million compared to provision for income taxes of $18,000 for the fourth quarter of 2016.

Net Loss — Net loss for the fourth quarter of 2017 was $21.0 million, or $1.12 net loss per diluted share, compared to net loss of $16.7 million, or $0.91 loss per diluted share, for the fourth quarter of 2016.

Segment Profit (Loss) — Loss from our Medicare segment was $16.3 million for the fourth quarter of 2017, a 26% improvement compared to loss of $22.0 million for the fourth quarter of 2016. Profit from our Individual, Family and Small Business segment was $4.1 million for the fourth quarter of 2017, a 71% decrease compared to $14.2 million for the fourth quarter of 2016.

Non-GAAP — Fourth Quarter of 2017 Results

Non-GAAP Operating Loss & Non-GAAP Net Loss — Non-GAAP operating loss for the fourth quarter of 2017 was $19.8 million compared to non-GAAP operating loss of $14.6 million for the fourth quarter of 2016. Non-GAAP operating margin for the fourth quarter of 2017 was (51)% compared to (33)% for the fourth quarter of 2016. Non-GAAP net loss for the fourth quarter of 2017 was $17.3 million, or $0.93 loss per diluted share, compared to non-GAAP net loss of $14.5 million, or $0.79 loss per diluted share, for the fourth quarter of 2016.

Non-GAAP operating loss, non-GAAP net loss and non-GAAP net loss per diluted share for the fourth quarter of 2017 exclude $2.7 million of stock-based compensation expense, $0.6 million of acquisition costs related to our recently completed acquisition of GoMedigap and $0.3 million of amortization of intangible assets. Non-GAAP operating loss, non-GAAP net loss and non-GAAP net loss per diluted share for the fourth quarter of 2016 exclude $1.9 million of stock-based compensation expense and $0.3 million of amortization of intangible assets.

Adjusted EBITDA — Adjusted EBITDA for the fourth quarter of 2017 was $(19.1) million compared to $(13.9) million for the fourth quarter of 2016. Adjusted EBITDA is calculated by adding stock-based compensation, depreciation and amortization expense, acquisition costs related to our recently completed acquisition of GoMedigap, restructuring benefit, amortization of intangible assets, other income (expense), net and provision (benefit) for income taxes to GAAP net loss.

Membership & Submitted Applications

Membership — Total estimated membership as of December 31, 2017 was 936,900 members, an 8% decrease compared to 1,015,200 members we reported as of December 31, 2016. Estimated Medicare membership as of December 31, 2017 was 384,900, a 26% increase compared to 304,900 we reported as of December 31, 2016. Estimated individual and family plan membership as of December 31, 2017 was 224,400 members, a 38% decrease compared to 360,600 we reported as of December 31, 2016.

Submitted Applications —Submitted applications for all Medicare products, which includes Medicare Advantage, Medicare Supplement and Prescription Drug Plans were 98,800 applications in the fourth quarter of 2017, a 16% increase compared to 85,300 applications in the fourth quarter of 2016. Submitted applications for individual and family plan products decreased 23% in the fourth quarter of 2017 to 34,900 applications covering 50,400 individuals compared to 45,100 applications covering 66,900 individuals in the fourth quarter of 2016.

Cash — Fourth Quarter of 2017

Cash Flows — Net cash used in operating activities was $10.1 million for the fourth quarter of 2017 compared to net cash used in operating activities of $4.7 million for the fourth quarter of 2016.

GAAP — Full Year Results

Revenue — Revenue for the year ended December 31, 2017 totaled $172.4 million, an 8% decrease compared to $187.0 million for the year ended December 31, 2016. Commission revenue for the year ended December 31, 2017 totaled $158.4 million, a 7% decrease compared to $170.9 million for the year ended December 31, 2016. Other revenue for the year ended December 31, 2017 was $13.9 million, a 14% decrease compared to $16.1 million for the year ended December 31, 2016.

Revenue from our Medicare segment was $102.6 million for the year ended December 31, 2017, a 28% increase compared to $80.3 million for the year ended December 31, 2016. Revenue from our Individual, Family and Small Business segment was $69.8 million for the year ended December 31, 2017, a 35% decrease compared to $106.7 million for the year ended December 31, 2016. Revenue from our Medicare segment accounted for the majority of our revenue for the year ended December 31, 2017, compared to the year ended December 31, 2016 when revenue from our Individual, Family and Small Business segment accounted for the majority of our revenue.

Loss from Operations — Loss from operations for the year ended December 31, 2017 was $29.5 million compared to loss from operations of $5.9 million for the year ended December 31, 2016. Operating margin was (17)% for the year ended December 31, 2017 compared to (3)% for the year ended December 31, 2016.

Pre-tax Loss — Pre-tax loss for the year ended December 31, 2017 was $29.2 million compared to pre-tax loss of $5.8 million for the year ended December 31, 2016.

Benefit for Income Taxes — Benefit for income taxes for the year ended December 31, 2017 was $3.8 million compared to $0.9 million benefit for income taxes for the year ended December 31, 2016.

Net Loss — Net loss for the year ended December 31, 2017 was $25.4 million, or $1.37 loss per diluted share, compared to net loss of $4.9 million, or $0.27 loss per diluted share, for the year ended December 31, 2016.

Segment Profit (Loss) — Loss from our Medicare segment was $18.8 million for the year ended December 31, 2017, a 43% improvement compared to $33.1 million loss from Medicare segment for the year ended December 31, 2016. Profit from our Individual, Family and Small Business segment was $30.4 million for the year ended December 31, 2017, a 55% decrease compared to $67.9 million for the year ended December 31, 2016.

Non-GAAP — Year-to-Date Results

Non-GAAP Operating Income (Loss) & Non-GAAP Net Income (Loss) — Non-GAAP operating loss for the year ended December 31, 2017 was $18.1 million compared to $2.2 million non-GAAP operating income for the year ended December 31, 2016. Non-GAAP operating margin for the year ended December 31, 2017 was (11)% compared to 1% for the year ended December 31, 2016. Non-GAAP net loss for the year ended December 31, 2017 was $14.1 million, or $0.76 net loss per diluted share, compared to $3.1 million non-GAAP net income, or $0.17 non-GAAP net income per diluted share, for the year ended December 31, 2016.

Non-GAAP operating income (loss), non-GAAP net income (loss) and non-GAAP net income (loss) per diluted share for the year ended December 31, 2017 exclude $9.7 million of stock-based compensation expense, $0.6 million of acquisition costs related to our recently completed acquisition of GoMedigap and $1.0 million of amortization of intangible assets. Non-GAAP operating income, non-GAAP net income and non-GAAP net income per diluted share for the year ended December 31, 2016 exclude $7.3 million of stock-based compensation expense, $0.3 million of restructuring benefit and $1.0 million of amortization of intangible assets.

Adjusted EBITDA — Adjusted EBITDA for the year ended December 31, 2017 was $(15.3) million compared to $5.7 million for the year ended December 31, 2016. Adjusted EBITDA is calculated by adding stock-based compensation, acquisition costs related to our recently completed acquisition of GoMedigap, depreciation and amortization expense, restructuring benefit, amortization of intangible assets, other income (expense), net and benefit for income taxes to GAAP net loss.

Membership & Submitted Applications

Submitted Applications — Submitted applications for all Medicare products, which includes Medicare Advantage, Medicare Supplement and Prescription Drug Plans was 190,200 applications in the year ended December 31, 2017, a 10% increase compared to 173,000 applications in the year ended December 31, 2016. Submitted applications for individual and family plan products decreased 51% in the year ended December 31, 2017 to 67,400 applications covering 97,200 individuals compared to 138,100 applications covering 192,100 individuals in the year ended December 31, 2016.

2018 Guidance

eHealth's guidance for the full year ending December 31, 2018 is based on information available as of March 1, 2018. These expectations are forward-looking statements, and eHealth assumes no obligation to update these statements. Actual results may be materially different and are affected by the risk factors and uncertainties identified in this release and in eHealth’s annual and quarterly filings with the Securities and Exchange Commission.

In May 2014, the Financial Accounting Standard Board issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), requiring an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. We are required to adopt this new accounting standard in the first quarter of 2018 and will use the full retrospective method to restate each prior reporting period presented in our financial statements.

Under the new standard, since our services associated with Medicare-related, individual and family and ancillary health insurance plans are complete once an application is approved by a carrier, we will recognize Medicare-related, individual and family and ancillary health insurance plan commission revenue at the time the plan is approved by the carrier equal to the total estimated commissions we expect to collect from the carrier relating to the plan. However, due to annual services we provide in renewing small business health insurance plans, we will recognize small business health insurance plan commission revenue at the time the plan is approved by the carrier, and when it renews each year thereafter, equal to the estimated commissions we expect to collect from the carrier relating to the plan over the following 12 months. Estimated commissions are based on a number of assumptions including, but not limited to, estimating forfeitures from plan cancellations, customer renewal rates and expected future commission rates likely to be received per member based on renewal, product type and carrier. These assumptions are based on historical trends and incorporate management’s judgment. Our actual results are likely to fluctuate as a result of the assumptions we used to estimate the commissions we expect to collect. We will update the assumptions when we observe a sufficient level of evidence that would suggest that the long term expectation of the assumptions has changed. To the extent we make changes to the assumptions in the future, we will recognize any material impact of the changes to estimated commission revenue in the reporting period in which the change is made.

We are continuing to evaluate the impact of this new accounting standard on our historical consolidated financial statements.
Based on our evaluation and to provide context to our 2018 guidance described below, we preliminarily expect our total revenue, GAAP net loss and Adjusted EBITDA will be in the ranges of $186.0 million to $191.0 million, ($10.9) million to ($5.9) million and ($0.9) million to $4.1 million, respectively, for the year ended December 31, 2017. As we complete our evaluation of this new standard, we may modify our assumptions and new information may arise that could cause our retroactively restated historical results to be materially different than these current estimated ranges. We plan to finalize our accounting assessment and the quantitative impact of the adoption of this new accounting standard during the first quarter of 2018, and plan to present restated historical condensed consolidated financial statements as part of our first quarter of 2018 earnings release.

The following guidance for the full year ending December 31, 2018 reflects our adoption of the new revenue recognition standard.

•
Total revenue is expected to be in the range of $217.5 million to $227.5 million. Revenue from the Medicare segment is expected to be in the range of $178.5 million to $183.5 million. Revenue from the Individual, Family and Small Business segment is expected to be in the range of $39.0 million to $44.0 million.

•	GAAP net income is expected to be in the range of $1.6 million to $6.6 million.

•	Adjusted EBITDA(a) is expected to be in the range of $21.9 million to $26.9 million.

•
Medicare segment profit(b) for the year ending December 31, 2018 is expected to be in the range of $45.5 million to $49.5 million. Individual, Family and Small Business segment profit(b) for the year ending December 31, 2018 is expected to be in the range of $6.0 million to $7.0 million. Corporate(c) shared service expenses, excluding stock-based compensation and depreciation and amortization expense, is expected to be approximately $29.5 million.

•	Non-GAAP net income per share(d) is expected to be in the range of $0.92 to $1.18 per share.

•	Adjusted EBITDA per share(e) is expected to be in the range of $1.13 to $1.39 per share.

(a) Adjusted EBITDA is calculated by adding stock-based compensation, depreciation and amortization expense, restructuring charges, amortization of intangible assets, other income (expense) and provision for income taxes to GAAP net income.
(b) Segment profit is calculated as revenue for the applicable segment less Marketing and Advertising, Customer Care and Enrollment, Technology and Content and General and Administrative operating expenses, excluding stock-based compensation, depreciation and amortization expense and amortization of intangible assets, that are directly attributable to the applicable segment and other indirect Marketing and Advertising, Customer Care and Enrollment and Technology and Content operating expenses, excluding stock-based compensation, depreciation and amortization expense and amortization of intangible assets, allocated to the applicable segment based on usage.
(c) Corporate consists of other indirect General and Administrative operating expenses, excluding stock-based compensation and depreciation and amortization expense, which are managed in a corporate shared services environment and, since they are not the responsibility of segment operating management, are not allocated to the reportable segments.

(d) Non-GAAP net income per share is calculated by excluding stock-based compensation expense, restructuring charges and intangible asset amortization expense to GAAP net income.
(e) Adjusted EBITDA per share is calculated by adding stock-based compensation, depreciation and amortization expense, restructuring charges, amortization of intangible assets, other income (expense) and provision for income taxes to GAAP net income per share.

Webcast and Conference Call Information

A Webcast and conference call will be held today, Thursday, March 1, 2018 at 5:00 p.m. Eastern / 2:00 p.m. Pacific Time.  The Webcast will be available live on the Investor Relations section on eHealth’s website at http://ir.ehealthinsurance.com. Individuals interested in listening to the conference call may do so by dialing (877) 930-8066 for domestic callers and (253) 336-8042 for international callers. The participant passcode is 1988118. A telephone replay will be available two hours following the conclusion of the call for a period of seven days and can be accessed by dialing (855) 859-2056 for domestic callers and (404) 537-3406 for international callers. The call ID for the replay is 1988118. The live and archived webcast of the call will also be available on eHealth's website at http://www.ehealthinsurance.com under the Investor Relations section.

About eHealth, Inc.

eHealth, Inc. (NASDAQ: EHTH) operates eHealth.com, a leading private online health insurance exchange where individuals, families and small businesses can compare health insurance products from leading insurers side by side and purchase and enroll in coverage online. eHealth offers thousands of individual, family and small business health plans underwritten by many of the nation's leading health insurance companies. eHealth (through its subsidiaries) is licensed to sell health insurance in all 50 states and the District of Columbia. eHealth also offers educational resources and powerful online and pharmacy-based tools to help Medicare beneficiaries navigate Medicare health insurance options, choose the right plan and enroll in select plans online through PlanPrescriber.com (www.PlanPrescriber.com), eHealthMedicare.com (www.eHealthMedicare.com) and Medicare.com (www.Medicare.com) and GoMedigap.com (www.GoMedigap.com).

For more health insurance news and information, visit the eHealth consumer blog: Get Smart - Get Covered or visit eHealth's Consumer Resource Center.

Forward-Looking Statements

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statement regarding our goals to expand our presence in the Medicare market on a more attractive cost basis, our plan to scale our online presence and profitably grow our small group insurance business, our plans to offer non-Affordable Care Act compliant plans including short-term and packaged products, our expectations regarding legislation to stabilize the individual health insurance market, our estimates regarding total memberships, Medicare memberships, Individual and Family plan memberships and other memberships, the expected impact of our adoption of new revenue recognition standard, our estimates for 2017 total revenue, GAAP net loss and Adjusted EBITDA under the new revenue recognition standard. and our guidance for the full year ending December 31, 2018, including our guidance for total revenue, revenue from the Medicare segment, revenue from the Individual, Family and Small Business segment, GAAP net income, Adjusted EBITDA, profit from the Medicare segment, profit from the Individual, Family and Small Business segment, Corporate shared service expense, GAAP net income per share, Non-GAAP net income per share and Adjusted EBITDA per share.

These forward-looking statements are inherently subject to various risks and uncertainties that could cause actual results to differ materially from the statements made. In particular, as detailed above in the Guidance section, we are required by the new revenue recognition standard to make numerous assumptions that are based upon historical trends and management judgment. These assumptions may change over time and have a material impact on our revenue recognition, guidance, and results of operations. Please review the assumptions stated in this section carefully as well as the disclosures about our implementation of the new revenue recognition standard in our Form 10-K for the fiscal year ended December 31, 2017.

Our forward-looking statements are inherently subject to other risks and uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the impact of healthcare reform; our ability to retain existing members and enroll a large number of new members during the annual healthcare reform open enrollment period and Medicare annual enrollment period; the impact of annual enrollment period for the purchase of individual and family health insurance and its timing on our recognition of revenue; our ability to sell qualified health insurance plans to subsidy-eligible individuals and to enroll subsidy eligible individuals through government-run health insurance exchanges without users leaving our website for the upcoming open enrollment period; changes in laws and regulations, including in connection with healthcare reform; our ability to successfully make and integrate acquisitions; our health insurance benefit packages' ability to meet individual customer's specific health insurance and price needs; our ability to comply with CMS guidance and impact on conversion rates as a result of the federal exchange changes to enrollment; competition, including competition from government-run health insurance exchanges; seasonality of our business and the fluctuation of our operating results; our ability to retain existing members and limit member turnover; changes in consumer behaviors and their selection of individual and family health insurance products, including the selection of products for which we receive lower commissions; a reduction of product offerings among carriers and the resulting impact on our commission revenue; carriers exiting the market of selling individual and family health insurance and the resulting impact on our supply and commission revenue; our ability to execute on our growth strategy in the Medicare and small business health insurance markets; the impact of increased health insurance costs on demand; our ability to timely receive and accurately predict the amount of commission payments from health insurance carriers; timing of commission payments from health insurance carriers; medical loss ratio requirements; delays in our receipt of items required to recognize Medicare revenue; changes in member conversion rates; our ability to accurately estimate membership; our relationships with health insurance carriers; customer concentration and consolidation of the health insurance industry; our success in marketing and selling health insurance plans and our unit cost of acquisition; our ability to hire, train and retain licensed health insurance agents and other employees; the need for health insurance carrier and regulatory approvals in connection with the marketing of Medicare-related insurance products; costs of acquiring new members; scalability of the Medicare business; lack of membership growth and retention rates; consumers satisfaction of our service; changes in competitive landscape; our ability to attract and to convert online visitors into paying members; changes in products offered on our ecommerce platform; changes and reductions in commission rates; maintaining and enhancing our brand identity; our ability to derive desired benefits from investments in our business, including membership growth initiatives; dependence on acceptance of the Internet as a marketplace for the purchase and sale of health insurance; reliance on marketing partners; the impact of our direct-to-consumer email, telephone and television marketing efforts; timing of receipt and accuracy of commission reports; payment practices of health insurance carriers; dependence on our operations in China; compliance with insurance and other laws and regulations; exposure to security risks; and the performance, reliability and availability of our ecommerce platform and underlying network infrastructure.  Other factors that could cause operating, financial and other results to differ are described in eHealth’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed with the Securities and Exchange Commission and available on the investor relations page of eHealth’s website at http://www.ehealthinsurance.com and on the Securities and Exchange Commission’s website at www.sec.gov. eHealth does not undertake any obligation to update any forward-looking statement to conform the statement to actual results or changes in expectations.

Non-GAAP Financial Information
This press release includes financial measures that are not in accordance with generally accepted accounting principles in the United States (GAAP). To supplement eHealth’s condensed consolidated financial statements presented in accordance with GAAP, eHealth presents investors with certain non-GAAP financial measures, including non-GAAP operating income (loss); non-GAAP operating margins; adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA); non-GAAP net income (loss), non-GAAP net income (loss) per diluted share and Adjusted EBITDA per share.

•	Non-GAAP operating income (loss) consists of GAAP operating income (loss) excluding the following items:

•	the effects of expensing stock-based compensation related to stock options and restricted stock units,

•	acquisition costs,

•	restructuring charges (benefit), and

•	amortization of intangible assets.

•	Non-GAAP operating margins are calculated by dividing non-GAAP operating income (loss) by GAAP total revenue.

•
Adjusted EBITDA is calculated by adding stock-based compensation, depreciation and amortization expense, acquisition costs, restructuring charges (benefit), amortization of intangible assets, other income (expense) and provision (benefit) for income taxes to GAAP net income (loss).

eHealth believes that the presentation of these non-GAAP financial measures provide important supplemental information to management and investors regarding financial and business trends relating to eHealth’s financial condition and results of operations. Management believes that the use of these non-GAAP financial measures provides consistency and comparability with eHealth’s past financial reports. Management also believes that the items described above provides an additional measure of eHealth’s operating results and facilitates comparisons of eHealth’s core operating performance against prior periods and business model objectives. This information is provided to investors in order to facilitate additional analyses of past, present and future operating performance and as a supplemental means to evaluate eHealth’s ongoing operations. eHealth believes that these non-GAAP financial measures are useful to investors in their assessment of eHealth’s operating performance.

Non-GAAP operating income (loss), non-GAAP operating margins, Adjusted EBITDA, non-GAAP net income (loss), non-GAAP net income (loss) per diluted share and Adjusted EBITDA per share are not calculated in accordance with GAAP, and should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Non-GAAP financial measures used in this press release have limitations in that they do not reflect all of the revenue and costs associated with the operations of eHealth’s business and do not reflect income tax as determined in accordance with GAAP. As a result, you should not consider these measures in isolation or as a substitute for analysis of eHealth’s results as reported under GAAP. eHealth expects to continue to incur the stock-based compensation costs and purchased intangible asset amortization costs described above, and exclusion of these costs, and their related income tax benefits, from non-GAAP financial measures should not be construed as an inference that these costs are unusual or infrequent. eHealth compensates for these limitations by prominently disclosing GAAP operating income (loss), GAAP operating margins, GAAP net income (loss) and GAAP net income (loss) per diluted share and providing investors with reconciliations from eHealth’s GAAP operating results to the non-GAAP financial measures for the relevant periods.

The accompanying tables provide more details on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures described above and the related reconciliations between these financial measures.

Investor Relations Contact:
Kate Sidorovich, CFA
Vice President Investor Relations
440 East Middlefield Road
Mountain View, CA 94043
(650) 210-3111
kate.sidorovich@ehealth.com
http://ir.ehealthinsurance.com

(Tables to Follow)

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EHEALTH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	December 31, 2016	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$61,781	$40,293
Accounts receivable	9,213	9,894
Prepaid expenses and other current assets	5,148	6,670
Total current assets	76,142	56,857
Property and equipment, net	5,608	4,705
Other assets	4,473	5,492
Intangible assets, net	8,580	7,540
Goodwill	14,096	14,096
Total assets	$108,899	$88,690
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,112	$3,246
Accrued compensation and benefits	10,920	15,498
Accrued marketing expenses	7,158	4,088
Deferred revenue	959	385
Other current liabilities	3,775	3,430
Total current liabilities	27,924	26,647
Non-current liabilities	3,374	900
Stockholders’ equity:
Common stock	29	30
Additional paid-in capital	272,778	281,706
Treasury stock, at cost	(199,998)	(199,998)
Retained earnings (accumulated deficit)	4,616	(20,796)
Accumulated other comprehensive income	176	201
Total stockholders’ equity	77,601	61,143
Total liabilities and stockholders’ equity	$108,899	$88,690

EHEALTH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2017	2016	2017
Revenue
Commission	$36,873	$31,777	$170,850	$158,424
Other	6,887	7,063	16,110	13,931
Total revenue	43,760	38,840	186,960	172,355
Operating costs and expenses:
Cost of revenue	429	264	3,176	2,273
Marketing and advertising (1)	28,189	23,196	72,213	65,874
Customer care and enrollment (1)	16,251	19,264	48,718	59,183
Technology and content (1)	7,696	8,531	32,749	32,889
General and administrative (1)	7,748	10,090	35,216	39,969
Acquisition costs	—	621	—	621
Restructuring benefit	—	—	(297)	—
Amortization of intangible assets	260	260	1,040	1,040
Total operating costs and expenses	60,573	62,226	192,815	201,849
Loss from operations	(16,813)	(23,386)	(5,855)	(29,494)
Other income (expense), net	127	113	102	327
Loss before benefit for income taxes	(16,686)	(23,273)	(5,753)	(29,167)
Provision (benefit) for income taxes	18	(2,315)	(871)	(3,755)
Net loss	$(16,704)	$(20,958)	$(4,882)	$(25,412)

Net loss per share:
Basic	$(0.91)	$(1.12)	$(0.27)	$(1.37)
Diluted	$(0.91)	$(1.12)	$(0.27)	$(1.37)

Weighted-average number of shares used in per share amounts:
Basic	18,345	18,632	18,272	18,512
Diluted	18,345	18,632	18,272	18,512

(1) Includes stock-based compensation as follows:
Marketing and advertising	$246	$314	$1,237	$1,033
Customer care and enrollment	137	151	497	418
Technology and content	544	432	1,836	1,410
General and administrative	983	1,849	3,696	6,833
Total stock-based compensation expense	$1,910	$2,746	$7,266	$9,694

EHEALTH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2017	2016	2017
Operating activities
Net loss	$(16,704)	$(20,958)	$(4,882)	$(25,412)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	790	625	3,539	2,837
Amortization of internally developed software	277	409	936	1,464
Amortization of book-of-business consideration	41	—	1,649	1,167
Amortization of intangible assets	260	260	1,040	1,040
Stock-based compensation expense	1,910	2,746	7,266	9,694
Deferred income taxes	114	(675)	114	(675)
Other non-cash items	(141)	(11)	(233)	(101)
Changes in operating assets and liabilities:
Accounts receivable	(1,600)	3,126	434	(681)
Prepaid expenses and other assets	750	1,273	(486)	(1,730)
Accounts payable	2,683	(314)	2,227	(1,866)
Accrued compensation and benefits	1,890	4,619	(3,466)	4,578
Accrued marketing expenses	5,502	1,875	(3,540)	(3,070)
Deferred revenue	(457)	(2,686)	567	(574)
Other liabilities	(13)	(416)	(1,082)	(2,212)
Net cash provided by (used in) operating activities	(4,698)	(10,127)	4,083	(15,541)
Investing activities
Capitalized internal-use software and website development costs	(377)	(705)	(1,837)	(3,210)
Purchases of property and equipment and other assets	(186)	(385)	(1,889)	(1,868)
Net cash used in investing activities	(563)	(1,090)	(3,726)	(5,078)
Financing activities
Net proceeds from exercise of common stock options	2	858	62	1,037
Cash used to net-share settle equity awards	(204)	(702)	(1,248)	(1,802)
Principal payments in connection with capital leases	(19)	(25)	(83)	(105)
Net cash provided by (used in) financing activities	(221)	131	(1,269)	(870)
Effect of exchange rate changes on cash and cash equivalents	(5)	2	(17)	1
Net decrease in cash and cash equivalents	(5,487)	(11,084)	(929)	(21,488)
Cash and cash equivalents at beginning of period	67,268	51,377	62,710	61,781
Cash and cash equivalents at end of period	$61,781	$40,293	$61,781	$40,293

EHEALTH, INC.
SEGMENT INFORMATION
(In thousands, unaudited)

	Three Months Ended December 31, 2017		Year Ended December 31, 2017
	2016	2017	2016	2017
Revenue
Medicare (1)	$19,728	$22,914	$80,269	$102,584
Individual, Family and Small Business (2)	24,032	15,926	106,691	69,771
Total revenue	$43,760	$38,840	$186,960	$172,355

Segment profit (loss)
Medicare segment loss (3)	$(22,005)	$(16,290)	$(33,141)	$(18,760)
Individual, Family and Small Business segment profit (3)	14,215	4,120	67,905	30,427
Total segment profit (loss)	(7,790)	(12,170)	34,764	11,667
Corporate (4)	(6,063)	(7,585)	(29,071)	(27,590)
Stock-based compensation expense	(1,910)	(2,746)	(7,266)	(9,694)
Depreciation and amortization	(790)	(625)	(3,539)	(2,837)
Restructuring benefit	—	—	297	—
Amortization of intangible assets	(260)	(260)	(1,040)	(1,040)
Other income (expense), net	127	113	102	327
Loss before benefit for income taxes	$(16,686)	$(23,273)	$(5,753)	$(29,167)

Note:
We evaluate our business performance and manage our operations as two distinct reporting segments:

•	Medicare and

•	Individual, Family and Small Business.

(1)
The Medicare segment consists primarily of amounts earned from our sale of Medicare-related health insurance plans, including Medicare Advantage, Medicare Supplement and Medicare Part D prescription drug plans, and to a lesser extent, ancillary products sold to our Medicare-eligible customers, including but not limited to, dental, vision, life, short term disability and long term disability insurance, our advertising program that allows Medicare-related carriers to purchase advertising on a separate website developed, hosted and maintained by us and our delivery and sale to third parties of Medicare-related health insurance leads generated by our ecommerce platforms and our marketing activities.

(2)
The Individual, Family and Small Business segment consists primarily of amounts earned from our sale of individual and family and small business health insurance plans and ancillary products sold to our non-Medicare-eligible customers, including but not limited to, dental, vision, life, short term disability and long term disability insurance. To a lesser extent, the Individual, Family and Small Business segment consists of amounts earned from our online sponsorship program that allows carriers to purchase advertising space in specific markets in a sponsorship area on our website, our licensing to third parties the use of our health insurance ecommerce technology and our delivery and sale to third parties of individual and family health insurance leads generated by our ecommerce platforms and our marketing activities.

(3)
Segment profit (loss) is calculated as revenue for the applicable segment less Marketing and Advertising, Customer Care and Enrollment, Technology and Content and General and Administrative operating expenses, excluding stock-based compensation, depreciation and amortization expense, restructuring benefit and amortization of intangible assets, that are directly attributable to the applicable segment and other indirect Marketing and Advertising, Customer Care and Enrollment and Technology and Content operating expenses, excluding stock-based compensation, depreciation and amortization expense and amortization of intangible assets, allocated to the applicable segment based on usage.

(4)
Corporate consists of other indirect General and Administrative operating expenses, excluding stock-based compensation, depreciation and amortization expense, which are managed in a corporate shared services environment and, because they are not the responsibility of segment operating management, are not allocated to the reportable segments.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
(Unaudited)

Key Metrics:	Three Months Ended December 31, 2017			Year Ended December 31, 2017
	2016	2017	Percent Change	2016	2017	Percent Change
Submitted applications:
Medicare submitted applications (1)	85,300	98,800	16%	173,000	190,200	10%
IFP submitted applications (2)	45,100	34,900	(23)%	138,100	67,400	(51)%
Other submitted applications (3)	62,100	61,800	—%	276,500	234,600	(15)%
Total submitted applications (4)	192,500	195,500	2%	587,600	492,200	(16)%

Medicare Advantage submitted applications (5)	56,000	60,000	7%	121,100	125,900	4%

	As of December 31,
	2016	2017	Percent Change
Estimated membership:
Medicare products (6)	304,900	384,900	26%
IFP products (7)	360,600	224,400	(38)%
Other products (8)	349,700	327,600	(6)%
Total estimated membership (9)	1,015,200	936,900	(8)%

Notes:
(1)
Medicare-related health insurance applications submitted on our website or through our customer care center during the period, including Medicare Advantage, Medicare Part D prescription drug and Medicare Supplement plans. Applications are counted as submitted when the applicant completes the application and either clicks the submit button on our website or provides verbal authorization to submit the application. The applicant may have additional actions to take before the application will be reviewed by the insurance carrier, such as providing additional information. In addition, an applicant may submit more than one application.

(2)
Major medical Individual and Family plan ("IFP") health insurance applications submitted on our website during the period. Applications are counted as submitted when the applicant completes the application, clicks the submit button on our website and submits the application to us. The applicant may have additional actions to take before the application will be reviewed by the insurance carrier, such as providing additional information. In addition, an applicant may submit more than one application. We define our IFP offerings as major medical individual and family health insurance plans, which does not include Medicare-related, small business or ancillary plans (primarily consisting of short-term, dental, life, vision, and accident insurance plans).

(3)
Applications for health insurance plans other than Medicare and IFP submitted on our website during the period. Applications for ancillary plans are counted as submitted when the applicant completes the application, clicks the submit button on our website and submits the application to us. Applications for small business plans are counted as submitted when the applicant completes the application, the employees complete their applications, the applicant submits the application to us and we submit the application to the carrier. The applicant may have additional actions to take before the application will be reviewed by the insurance carrier, such as providing additional information. In addition, an applicant may submit more than one application.

(4)
Applications for all health insurance plans submitted on our website or through our customer care center during the period. See notes (1), (2) and (3) above for more information as to what constitutes a submitted application.

(5)
Medicare Advantage plan health insurance applications submitted on our website or through our customer care center during the period. Applications are counted as submitted when the applicant completes the application and either clicks the submit button on our website or provides verbal authorization to submit the application. The applicant may have additional actions to take before the application will be reviewed by the insurance carrier, such as providing additional information. In addition, an applicant may submit more than one application. Medicare Advantage submitted applications are included in Medicare submitted applications - See Note1 above for more detail.

(6)
Estimated number of members active on Medicare-related health insurance as of the date indicated based on the number of members for whom we have received or applied a commission payment during the month of estimation.

(7)
Estimated number of members active on IFP health insurance plans as of the date indicated. To determine the estimate, we take the sum of (i) the number of IFP members for whom we have received or applied a commission payment for a month that is up to six months prior to the date of estimation after reducing that number using historical experience for assumed member cancellations over the period being estimated; and (ii) the number of approved members over that period (after reducing that number by the percentage of members who do not accept their approved policy from the same month of the previous year for estimated member cancellations through the date of the estimate). To the extent we determine we have received substantially all of the commission payments related to a given month during the period being estimated, we will take the number of members for whom we have received or applied a commission payment during the month of estimation. For IFP health insurance plans, a member who purchases and is active on multiple standalone insurance plans will be counted as a member more than once. For example, a member who is active on both an individual and family health insurance plan and a standalone dental plan will be counted as two continuing members.

(8)
Estimated number of members active on insurance plans other than Medicare-related health insurance and IFP health insurance plans as of the date indicated. For ancillary health insurance plans (such as short-term, dental, vision, accident and student), we take the sum of (i) the number of members for whom we have received or applied a commission payment for a month that is up to three months prior to the date of estimation (after reducing that number using historical experience for assumed member cancellations over the period being estimated); and (ii) the number of approved members over that period (after reducing that number using historical experience for an assumed number of members who do not accept their approved policy from the same month of the previous year and for estimated member cancellations through the date of the estimate). To the extent we determine we have received substantially all of the commission payments related to a given month during the period being estimated, we will take the number of members for whom we have received or applied a commission payment during the month of estimation. The one to three-month period varies by insurance product and is largely dependent upon the timeliness of commission payment and related reporting from the related carriers. For small business health insurance plans, we estimate the number of members using the number of initial members at the time the group is approved, and we update this number for changes in membership if such changes are reported to us by the group or carrier in the period it is reported. However, groups generally notify the carrier directly of policy cancellations and increases or decreases in group size without informing us. Health insurance carriers often do not communicate policy cancellation information or group size changes to us. We often are made aware of policy cancellations and group size changes at the time of annual renewal and update our membership statistics accordingly in the period they are reported.

(9)
Estimated number of members active on all insurance plans as of the date indicated. See the notes (6), (7) and (8) above for additional information regarding our calculation of total estimated membership.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS (Continued)
(Unaudited)

Health insurance carrier’s bill and collect insurance premiums paid by our members. The carriers do not report to us the number of members that we have as of a given date. The majority of our members who terminate their policies do so by discontinuing their premium payments to the carrier and do not inform us of the cancellation. Also, some members pay their premiums less frequently than monthly. Given the number of months required to observe non-payment of commissions in order to confirm cancellations, we estimate the number of members who are active on insurance policies as of a specified date.

After we have estimated membership for a period, we may receive information from health insurance carriers that would have impacted the estimate if we had received the information prior to the date of estimation. We may receive commission payments or other information that indicates that a member who was not included in our estimates for a prior period was in fact an active member at that time, or that a member who was included in our estimates was in fact not an active member of ours. For instance, we reconcile information carriers provide to us and may determine that we were not historically paid commissions owed to us, which would cause us to have underestimated membership. Conversely, carriers may require us to return commission payments paid in a prior period due to policy cancellations for members we previously estimated as being active. We do not update our estimated membership numbers reported in previous periods. Instead, we reflect updated information regarding our historical membership in the membership estimate for the current period. As a result of the delay in our receipt of information from insurance carriers, actual trends in our membership are most discernible over periods longer than from one quarter to the next. As a result of the delay we experience in receiving information about our membership, it is difficult for us to determine with any certainty the impact of current conditions on our membership retention. Health care reform and its impacts as well as other factors could cause the assumptions and estimates that we make in connection with estimating our membership to be inaccurate, which would cause our membership estimates to be inaccurate.

EHEALTH, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share amounts, unaudited)

	Three Months Ended December 31,
	2016		2017
	Amount	Percent of Total Revenue	Amount	Percent of Total Revenue
GAAP marketing and advertising expense	$28,189	64%	$23,196	60%
Stock-based compensation expense (1)	(246)	(1)%	(314)	(1)%
Non-GAAP marketing and advertising expense	$27,943	64%	$22,882	59%

GAAP customer care and enrollment expense	$16,251	37%	$19,264	50%
Stock-based compensation expense (1)	(137)	—%	(151)	—%
Non-GAAP customer care and enrollment expense	$16,114	37%	$19,113	49%

GAAP technology and content expense	$7,696	18%	$8,531	22%
Stock-based compensation expense (1)	(544)	(1)%	(432)	(1)%
Non-GAAP technology and content expense	$7,152	16%	$8,099	21%

GAAP general and administrative expense	$7,748	18%	$10,090	26%
Stock-based compensation expense (1)	(983)	(2)%	(1,849)	(5)%
Non-GAAP general and administrative expense	$6,765	15%	$8,241	21%

GAAP loss from operations	$(16,813)	(38)%	$(23,386)	(60)%
Stock-based compensation expense (1)	1,910	4%	2,746	7%
Acquisition costs (2)	—	—%	621	2%
Amortization of intangible assets (3)	260	1%	260	1%
Non-GAAP loss from operations	$(14,643)	(33)%	$(19,759)	(51)%

Explanation of adjustments

(1)	Non-GAAP loss from operations and non-GAAP expenses exclude the effect of expensing stock-based compensation related to stock options and restricted stock units.
(2)	Non-GAAP loss from operations excludes costs related to the acquisition of GoMedigap, which was completed in January 2018.
(3)	Non-GAAP loss from operations excludes amortization of intangible assets.

EHEALTH, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share amounts, unaudited)

	Year Ended December 31,
	2016		2017
	Amount	Percent of Total Revenue	Amount	Percent of Total Revenue
GAAP marketing and advertising expense	$72,213	39%	$65,874	38%
Stock-based compensation expense (1)	(1,237)	(1)%	(1,033)	(1)%
Non-GAAP marketing and advertising expense	$70,976	38%	$64,841	38%

GAAP customer care and enrollment expense	$48,718	26%	$59,183	34%
Stock-based compensation expense (1)	(497)	—%	(418)	—%
Non-GAAP customer care and enrollment expense	$48,221	26%	$58,765	34%

GAAP technology and content expense	$32,749	18%	$32,889	19%
Stock-based compensation expense (1)	(1,836)	(1)%	(1,410)	(1)%
Non-GAAP technology and content expense	$30,913	17%	$31,479	18%

GAAP general and administrative expense	$35,216	19%	$39,969	23%
Stock-based compensation expense (1)	(3,696)	(2)%	(6,833)	(4)%
Non-GAAP general and administrative expense	$31,520	17%	$33,136	19%

GAAP loss from operations	$(5,855)	(3)%	$(29,494)	(17)%
Stock-based compensation expense (1)	7,266	4%	9,694	6%
Acquisition costs (2)	—	—%	621	—%
Restructuring benefit (3)	(297)	—%	—	—%
Amortization of intangible assets (4)	1,040	1%	1,040	1%
Non-GAAP income (loss) from operations	$2,154	1%	$(18,139)	(11)%

Explanation of adjustments

(1)	Non-GAAP income (loss) from operations and non-GAAP expenses exclude the effect of expensing stock-based compensation related to stock options and restricted stock units.
(2)	Non-GAAP income (loss) from operations excludes costs related to the acquisition of GoMedigap, which was completed in January 2018.
(3)	Non-GAAP income (loss) from operations excludes restructuring benefit.
(4)	Non-GAAP income (loss) from operations excludes amortization of intangible assets.

EHEALTH, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share amounts, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2017	2016	2017
GAAP net loss	$(16,704)	$(20,958)	$(4,882)	$(25,412)
Stock-based compensation expense (1)	1,910	2,746	7,266	9,694
Acquisition costs (2)	—	621	—	621
Restructuring benefit (3)	—	—	(297)	—
Amortization of intangible assets (4)	260	260	1,040	1,040
Non-GAAP net income (loss)	$(14,534)	$(17,331)	$3,127	$(14,057)

GAAP net income (loss) per diluted share	$(0.91)	$(1.12)	$(0.27)	$(1.37)
Stock-based compensation expense (1)	0.10	0.14	0.40	0.51
Acquisition costs (2)	—	0.04	—	0.04
Restructuring benefit (3)	—	—	(0.02)	—
Amortization of intangible assets (4)	0.01	0.01	0.06	0.06
Non-GAAP net income (loss) per diluted share	$(0.79)	$(0.93)	$0.17	$(0.76)

GAAP net loss	$(16,704)	$(20,958)	$(4,882)	$(25,412)
Stock-based compensation expense (1)	1,910	2,746	7,266	9,694
Depreciation and amortization (5)	790	625	3,539	2,837
Acquisition costs (2)	—	621	—	621
Restructuring benefit (3)	—	—	(297)	—
Amortization of intangible assets (4)	260	260	1,040	1,040
Other (income) expense, net (6)	(127)	(113)	(102)	(327)
Provision (benefit) for income taxes (7)	18	(2,315)	(871)	(3,755)
Adjusted EBITDA	$(13,853)	$(19,134)	$5,693	$(15,302)

Explanation of adjustments

(1)
Non-GAAP net income (loss), Non-GAAP net income (loss) per diluted share and Adjusted EBITDA exclude the effect of expensing stock-based compensation related to stock options and restricted stock units.

(2)	Non-GAAP net income (loss), Non-GAAP net income (loss) per diluted share and Adjusted EBITDA exclude costs related to the acquisition of GoMedigap, which was completed in January 2018.
(3)	Non-GAAP net income (loss), Non-GAAP net income (loss) per diluted share and Adjusted EBITDA exclude restructuring benefit.
(4)	Non-GAAP net income (loss), Non-GAAP net income (loss) per diluted share and Adjusted EBITDA exclude amortization of intangible assets.
(5)	Adjusted EBITDA excludes depreciation and amortization.
(6)	Adjusted EBITDA excludes other income (expense), net.
(7)	Adjusted EBITDA excludes provision (benefit) for income taxes.

EHEALTH, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO GUIDANCE
(In millions, except per share amounts, unaudited)

Year Ending December 31, 2018
Adjusted EBITDA:
GAAP net income	$1.6 - $6.6
Stock-based compensation expense	12.5
Depreciation and amortization	3.4
Restructuring charges	2.9
Amortization of intangible assets	1.0
Provision for income taxes	0.5
Adjusted EBITDA (1)	$21.9 - $26.9

Non-GAAP Net Income Per Diluted Share:
GAAP net income per diluted share	$0.08 - $0.34
Stock-based compensation expense	0.64
Restructuring charges	0.15
Amortization of intangible assets	0.05
Non-GAAP net income per diluted share (2)	$0.92 - $1.18

Adjusted EBITDA Per Diluted Share:
GAAP net income per diluted share	$0.08 - $0.34
Stock-based compensation expense	0.64
Depreciation and amortization	0.18
Restructuring charges	0.15
Amortization of intangible assets	0.05
Provision for income taxes	0.03
Adjusted EBITDA per diluted share (3)	$1.13 - $1.39

Explanation of adjustments

(1)
Adjusted EBITDA is calculated by adding stock-based compensation, depreciation and amortization expense, restructuring charges, amortization of intangible assets, other income (expense) and provision for income taxes to GAAP net income.

(2)	Non-GAAP net income per share is calculated by excluding stock-based compensation expense, restructuring charges and intangible asset amortization expense to GAAP net income.
(3)
Adjusted EBITDA per diluted share is calculated by adding stock-based compensation, depreciation and amortization expense, restructuring charges, amortization of intangible assets, other income (expense) and provision for income taxes to GAAP net income per share.